Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. ANNOUNCES REDUCTION IN

STAFFING IN WAKE OF DIFFICULT NATIONAL ECONOMIC ENVIRONMENT

MEDFORD, OR-January 15, 2009—Harry & David Holdings, Inc., today announced a company-wide reduction in staffing of approximately 10% of salaried and full-time employees, excluding retail store employees. The Company is taking this action in the face of the difficult retail sales environment, enabling it to have a work force sized appropriately to meet economic forecasts.

“This reduction in staffing has been one of the most difficult decisions for the Company in its 75-year history.” said Bill Williams, President and CEO of Harry and David Holdings, Inc. Mr. Williams went on to say, “Faced with the most challenging economy in our history, and, after taking many other expense reduction measures, we were left with no option except to downsize staff. All of those who are departing the Company are dedicated and talented colleagues. They will be missed; we thank them for their contributions and wish them well.”

The Company had previously taken many other measures to reduce expenses including: reduction in discretionary spending and capital expenditures, freezing wages and salaries, suspending the company match to the employee 401(k) plan, and, as in fiscal 2008, no bonuses will be paid in 2009.

Today’s announcement involves more than 100 positions, across all levels and functions.

Employees were notified of this action in meetings today, and those affected will receive severance, COBRA benefits, and outplacement assistance.

The Company is scheduled on February 6, 2009, to announce its 2nd quarter fiscal results for the period ending December 27, 2008.

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About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s™ brands. For more information please visit www.harryanddavid.com.

Media Contact:	Financial Contact:

Bill Ihle, EVP Corp. Relations	Steve O’Connell, EVP/CFO
541-864-2145	541-864-2164

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